Exhibit 99.1

PEABODY ENERGY News Release

CONTACT:
Vic Svec
(314) 342-7768
FOR IMMEDIATE RELEASE
July 20, 2006
PEABODY ENERGY (NYSE: BTU) ANNOUNCES
RESULTS FOR THE QUARTER AND FIRST HALF ENDED JUNE 30, 2006
•	Peabody sets volume, revenue and EBITDA records for quarter and first half

•	Net income rises 61% to $153 million; increases 93% to $284 million for the first half

•	Earnings per share grows 58% to $0.57

•	EBITDA increases 29% to record $279 million

•	Revenues climb 19% to $1.32 billion

•	Planned Excel Coal acquisition enables major international growth platform
ST. LOUIS, July 20 – Peabody Energy (NYSE: BTU) today reported that earnings per share for the quarter ended June 30, 2006 increased 58 percent to $0.57 on net income of $153 million. Through six months, earnings per share rose 91 percent to $1.05 on net income of $284 million. EBITDA increased 29 percent to $279 million for the quarter and 41 percent to $538 million through the first half of 2006.
          “Peabody’s record earnings reflect the strength of our diverse portfolio and growth initiatives,” said Peabody President and Chief Executive Officer Gregory H. Boyce. “During the quarter, Peabody reached major milestones in our growth strategies. We significantly strengthened our operating base through major equipment installations and the startup of two new mines, we advanced our international growth platform with the acquisition of Excel Coal, and we entered into an agreement to evaluate two coal-to-liquids facilities.”
FINANCIAL, OPERATING AND COMPANY HIGHLIGHTS
          Second quarter revenues rose 19 percent to $1,316.4 million and increased 20 percent to $2,628.2 million for the first half of 2006. Quarterly increases were driven by rising realized prices and volumes in all regions. The company’s realized price per ton increased more than 6 percent at U.S. operations and 31 percent at Australia operations. Sales volumes grew 5 percent to 60.8 million tons and totaled an industry-leading 122.1 million tons for the first half of 2006.
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PEABODY ENERGY ANNOUNCES RESULTS – PAGE 2
          Operating profit increased 36 percent to $175.7 million for the second quarter, and operating profit per ton increased 29 percent to $2.89. EBITDA grew to record levels, increasing 29 percent to $278.8 million for the second quarter, and 41 percent to $538.2 million for the first half.
          Improvements to second quarter EBITDA were driven by increased coal shipments and pricing, along with strong performances from Trading and Brokerage and Resource Management. The company completed a coal reserve exchange, acquiring 46.4 million tons of high quality PRB coal that resulted in a commercial gain of $39 million in EBITDA ($0.09 per share after tax). This benefit partly offset the $52 million impact ($0.12 per share after tax) related to temporary equipment issues encountered during the setup of new longwall systems in Colorado and Australia, which prolonged their startup periods, thereby reducing quarterly production. While Powder River Basin shipments have improved, EBITDA was also impacted by $10 to $15 million in transportation effects related primarily to PRB rail performance.
          Net income for the second quarter rose 61 percent to $153.4 million, or $0.57 per share, while net income for the first half increased 93 percent to $283.7 million, or $1.05 per share.
MARKET OVERVIEW
          “Coal demand continues to set records in the United States and globally, and the long-term coal outlook continues to strengthen,” said Boyce. “During the quarter, the U.S. Energy Information Administration raised its long-term estimate of global coal use, a significant number of new U.S. coal-based power plants were announced, and activity on a number of coal-to-liquids projects increased.”
          Industry reports confirm that coal was the world’s fastest growing energy form for the fourth year in a row, with global consumption increasing at more than twice the rate of other fuels combined.
          Global metallurgical and thermal coal use continues to increase. Worldwide steel production is up more than 8 percent through June. Australia thermal coal contracts are being settled at levels very near the record highs of 2005. And nearly 50 gigawatts of coal-based power plants are in construction around the world, representing an additional 175 million tons per year of coal use.
          In addition to gains in coal demand related to economic growth and limited alternative fuels, Peabody expects significant additional demand over the next several years as new
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PEABODY ENERGY ANNOUNCES RESULTS – PAGE 3
generating plants come online. The U.S. Department of Energy reports that planned coal-based plants now total 153, representing 93 gigawatts of demand and more than 300 million tons of total coal use. This includes recent plans from a Texas-based utility that is developing 6,400 megawatts of new coal-based generation that would use up to 32 million tons per year of Powder River Basin coal. A Northeastern U.S.-based generator has also announced more than 3,800 megawatts of new coal-based generation across multiple states.
          The U.S. Energy Information Administration’s recently released International Energy Outlook shows that global coal use by 2030 is expected to nearly double to 10.6 billion tons per year, which is 2 billion tons higher than the projection made just two years ago.
          Long-term demand growth is also coming from Btu Conversion technologies. During the quarter, bipartisan bills supporting coal-to-liquids technologies were advanced in both houses of Congress. The U.S. Department of Defense requested bids for jet fuel from coal. The Southern States Energy Board has called for 5.6 million barrels a day of coal-to-liquids production, which would require approximately 1 billion tons of U.S. coal use per year. Analysts report that China now plans to develop 27 coal-to-liquids plants, which would produce up to 10 percent of China’s current oil demand, along with 30 coal-to-methanol projects. And the FutureGen Industrial Alliance continued to evaluate potential sites in advance of a third quarter announcement of finalists for the near-zero emissions plant that would produce electricity and hydrogen while capturing and sequestering carbon dioxide.
          Peabody announced this week that it has entered into a joint development agreement with Rentech, Inc. to evaluate sites for coal-to-liquids projects in Montana and the Midwest. The projects would be sited at locations where Peabody has large reserve positions, and would use Rentech’s Fischer-Tropsch coal-to-liquids technology.
          Powder River Basin shipments continue to track Peabody’s original expectations that railroads would be able to accommodate only about half of the 50 to 60 million tons of pent-up customer demand for PRB coal. U.S. western railroads have announced plans to invest more than $200 million by 2008 to expand Powder River Basin capacity and reach additional markets.
          During the quarter, Peabody priced 33 million tons of coal supplies. Contracts for PRB coal supplies are being rebased significantly higher than historic levels due to long-term demand patterns that favor this productive, low sulfur product. Second quarter agreements were reached for premium PRB coal at average prices that are more than double comparable 2005 realized prices. Peabody’s total unpriced volumes at June 30, 2006 include 60 to 70 million tons for 2007 and 130 to 140 million tons for 2008.
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PEABODY ENERGY ANNOUNCES RESULTS – PAGE 4
GROWTH INITIATIVES
          During the second quarter, Peabody made significant progress on growth initiatives both in the United States and globally. In addition to a number of projects to strengthen the operating base and grow organically, the company signed an agreement to acquire Excel Coal for US$1.34 billion plus assumed debt of approximately US$190 million. The transaction is expected to close in the fourth quarter and be accretive to earnings and cash flows in 2007.
          “Our planned acquisition of Excel would triple Peabody’s position over the next several years in the world’s largest coal exporting nation,” said Chief Financial Officer and Executive Vice President of Corporate Development Richard A. Navarre. “The transaction would provide a significant growth platform from several major expansion projects, serving the fastest growing markets in the world. And it would add more than 500 million tons of metallurgical and thermal reserves to drive long-term growth.”
          Capital expenditures totaled $200 million through the first half, and Peabody continues to target 2006 capital expenditures of $450 million to $525 million. During the quarter, the company:
•	Filed the mining permit for School Creek, a 30 to 40 million ton-per-year ultra-low sulfur PRB operation;

•	Started production at the Wildcat Hills Underground operation in Southeastern Illinois and the Black Stallion metallurgical coal mine in West Virginia;

•	Installed new longwall equipment at the North Goonyella Mine in Queensland and the Twentymile Mine in Colorado to improve reliability and productivity;

•	Advanced the development of the new six million ton-per-year El Segundo Mine in the Southwestern United States; and

•	Signed an agreement with Shenhua Group Corporation Limited to pursue coal-related business development opportunities of mutual interest.
OUTLOOK
          Peabody now targets full-year 2006 results, excluding acquisition-related impacts, with EBITDA of $1.05 billion to $1.15 billion and earnings of $2.00 to $2.43 per share. Full-year 2006 production targets remain at 230 to 240 million tons with total sales of 255 to 265 million tons. Peabody targets third quarter EBITDA of $250 to $300 million and earnings per share of $0.35 to $0.55.
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PEABODY ENERGY ANNOUNCES RESULTS – PAGE 5
          Peabody Energy (NYSE: BTU) is the world’s largest private-sector coal company, with 2005 sales of 240 million tons of coal and $4.6 billion in revenues. Its coal products fuel approximately 10 percent of all U.S. and 3 percent of worldwide electricity.
Certain statements in this press release are forward-looking as defined in the Private Securities Litigation Reform Act of 1995. These statements involve certain risks and uncertainties that may cause actual results to differ materially from expectations as of July 20, 2006. These factors are difficult to accurately predict and may be beyond the control of the company. These risks include, but are not limited to: growth in coal and power markets; future worldwide economic conditions; economic strength and political stability of countries in which we have operations or serve customers; weather; transportation performance and costs, including demurrage; ability to renew sales contracts; successful implementation of business strategies; regulatory and court decisions; legislation and regulations; negotiation of labor contracts and labor availability and relations; capacity and cost of surety bonds and letters of credit; effects of changes in currency exchange rates; risks associated with customers, including credit risk; risks associated with performance of suppliers; availability and costs of key commodities such as steel, tires, diesel fuel and explosives; performance risks related to high-margin metallurgical coal production; geology and equipment risks inherent to mining; terrorist attacks or threats; replacement of reserves; inflationary trends; effects of interest rates; effects of acquisitions or divestitures; success in integrating new acquisitions; revenues related to synthetic fuel production; revenues and other risks detailed in the company’s reports filed with the Securities and Exchange Commission (SEC). The use of “Peabody,” “the company,” and “our” relate to Peabody, its subsidiaries and majority-owned affiliates.
This information includes certain non-GAAP financial measures as defined by SEC regulations. We have included reconciliations of these measures to the most directly comparable GAAP measures in this release. EBITDA (also called Adjusted EBITDA) is defined as income from continuing operations before deducting net interest expense, income taxes, minority interests, asset retirement obligation expense, and depreciation, depletion and amortization. EBITDA, which is not calculated identically by all companies, is not a substitute for operating income, net income and cash flow as determined in accordance with generally accepted accounting principles. Management uses EBITDA as a key measure of operating performance and also believes it is a useful indicator of its ability to meet debt service and capital expenditure requirements.
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Condensed Income Statements (Unaudited)
For the Quarters and Six Months Ended June 30, 2006 and 2005
(Dollars in Millions, Except Per Share Data)

	Quarter Ended		Six Months Ended
	June	June	June	June
	2006	2005	2006	2005
Tons Sold (In Millions)	60.8	57.7	122.1	116.9

Revenues	$1,316.4	$1,108.8	$2,628.2	$2,186.3
Operating Costs and Expenses	1,053.5	879.0	2,075.9	1,792.1
Depreciation, Depletion and Amortization	91.5	79.3	172.4	155.2
Asset Retirement Obligation Expense	11.6	7.2	18.9	16.4
Selling and Administrative Expenses	40.8	40.7	87.3	78.4
Other Operating Income:
Net Gain on Disposal or Exchange of Assets	(50.0)	(16.5)	(59.3)	(47.6)
Income from Equity Affiliates	(6.7)	(10.2)	(13.9)	(18.3)

Operating Profit	175.7	129.3	346.9	210.1
Interest Income	(1.5)	(1.8)	(4.1)	(3.2)
Interest Expense:
Debt-Related Interest	23.2	22.0	47.5	44.0
Surety Bond and Letter of Credit Fees	2.1	3.2	5.2	6.8
Income Tax Provision (Benefit)	(3.3)	10.1	8.2	14.6
Minority Interests	1.8	0.5	6.4	0.8

Net Income	$153.4	$95.3	$283.7	$147.1

Diluted EPS (1) (2)	$0.57	$0.36	$1.05	$0.55

EBITDA	$278.8	$215.8	$538.2	$381.7

(1)	Weighted average diluted shares outstanding were 269.8 million and 267.6 million for the quarters ended June 30, 2006 and 2005, respectively, and were 269.6 million and 267.4 million for the six months ended June 30, 2006 and 2005, respectively.

(2)	Share and per share amounts reflect the company’s March 30, 2005 and February 22, 2006 two-for-one stock splits.
This information is intended to be reviewed in conjunction with the company’s filings with the Securities and Exchange Commission.

Supplemental Financial Data (Unaudited)
For the Quarters and Six Months Ended June 30, 2006 and 2005

	Quarter Ended		Six Months Ended
	June	June	June	June
	2006	2005	2006	2005
Revenue Summary (Dollars in Millions)
U.S. Mining Operations	$917.8	$814.6	$1,864.3	$1,643.9
Australian Mining Operations	217.9	140.6	370.9	244.2
Trading and Brokerage Operations	175.5	149.3	382.6	290.9
Other	5.2	4.3	10.4	7.3

Total	$1,316.4	$1,108.8	$2,628.2	$2,186.3

Tons Sold (In Millions)
Eastern U.S. Mining Operations	14.1	13.2	27.8	26.2
Western U.S. Mining Operations	38.8	36.7	78.6	75.4
Australian Mining Operations	2.4	2.1	4.3	4.1
Trading and Brokerage Operations	5.5	5.7	11.4	11.2

Total(1)	60.8	57.7	122.1	116.9

Revenues per Ton — Mining Operations
Eastern U.S.	$36.70	$33.23	$37.08	$32.97
Western U.S.	10.32	10.25	10.59	10.36
Total — U.S.	17.35	16.31	17.52	16.18
Australia	89.72	68.37	86.77	59.59

Operating Costs per Ton — Mining Operations (2)
Eastern U.S.	$29.03	$25.95	$28.43	$25.68
Western U.S.	7.74	7.38	7.69	7.36
Total — U.S.	13.42	12.27	13.12	12.08
Australia	62.57	45.29	60.17	44.57

Gross Margin per Ton — Mining Operations (2)
Eastern U.S.	$7.67	$7.28	$8.65	$7.29
Western U.S.	2.58	2.87	2.90	3.00
Total — U.S.	3.93	4.04	4.40	4.10
Australia	27.15	23.08	26.60	15.02

Operating Profit per Ton	$2.89	$2.24	$2.84	$1.80

	Dollars in Millions
EBITDA — U.S. Mining Operations	$208.1	$201.5	$468.4	$416.8
EBITDA — Australian Mining Operations	65.9	47.5	113.7	61.6
EBITDA — Trading and Brokerage Operations	21.2	15.4	37.4	(6.4)
EBITDA — Resource Management (3)	45.7	10.2	51.8	38.3
Selling and Administrative Expenses	(40.8)	(40.7)	(87.3)	(78.4)
Other Operating Costs, Net (4)	(21.3)	(18.1)	(45.8)	(50.2)
EBITDA	278.8	215.8	538.2	381.7
Depreciation, Depletion and Amortization	(91.5)	(79.3)	(172.4)	(155.2)
Asset Retirement Obligation Expense	(11.6)	(7.2)	(18.9)	(16.4)
Operating Profit	175.7	129.3	346.9	210.1
Operating Cash Flow	164.4	155.7	213.4	253.6
Coal Reserve Lease Expenditures	63.5	—	123.4	63.5
Capital Expenditures (5)	112.7	77.2	200.1	124.1

(1)	Metallurgical sales totaled 3.5 million tons and 6.0 million tons for the second quarter and six months ended June 30, 2006, respectively, compared with 2.8 million tons and 5.8 million tons in the prior year. Total non-U.S. sales were 5.1 million tons for the second quarter of 2006 and 10.0 million tons for the six months ended June 30, 2006, compared with 5.1 million tons and 9.4 million tons for the same periods in the prior year.

(2)	Includes revenue-based production taxes and royalties; excludes depreciation, depletion and amortization; asset retirement obligation expense; selling and administrative expenses; and certain other costs related to post-mining activities.

(3)	Includes asset sales, property management costs and revenues, equity income and royalty expense related to the PVR alliance, generation development costs, coalbed methane development activities, and other related expenses and revenues.

(4)	Primarily includes costs associated with post-mining activities and income from the equity interest in our Venezuelan joint venture.

(5)	Excludes acquisitions.
This information is intended to be reviewed in conjunction with the company’s filings with the Securities and Exchange Commission.

Condensed Balance Sheets
June 30, 2006, March 31, 2006, and December 31, 2005
(Dollars in Millions)

	(Unaudited)	(Unaudited)
	June 30, 2006	March 31, 2006	December 31, 2005
Cash and Cash Equivalents	$318.7	$350.2	$503.3
Receivables	262.0	238.9	221.5
Inventories	167.1	175.0	389.8
Assets from Coal Trading Activities	84.7	77.6	146.6
Deferred Income Taxes	94.1	94.1	9.0
Other Current Assets	78.7	75.2	54.4

Total Current Assets	1,005.3	1,011.0	1,324.6
Net Property, Plant, Equipment and Mine Development	5,511.6	5,385.2	5,177.7
Investments and Other Assets	324.7	316.3	349.7

Total Assets	$6,841.6	$6,712.5	$6,852.0

Current Maturities of Debt	$72.1	$77.9	$22.6
Liabilities from Coal Trading Activities	74.3	63.7	132.4
Accounts Payable and Accruals	778.7	792.4	867.9

Total Current Liabilities	925.1	934.0	1,022.9
Long-Term Debt	1,308.6	1,332.5	1,382.9
Deferred Income Taxes	289.1	316.8	338.5
Other Long-Term Liabilities	1,972.7	1,957.3	1,926.7

Total Liabilities	4,495.5	4,540.6	4,671.0
Minority Interests	12.8	12.8	2.5
Stockholders’ Equity	2,333.3	2,159.1	2,178.5

Total Liabilities and Stockholders’ Equity	$6,841.6	$6,712.5	$6,852.0

This information is intended to be reviewed in conjunction with the company’s filings with the Securities and Exchange Commission.

Reconciliation of EBITDA to Net Income (Unaudited)
For the Quarters and Six Months Ended June 30, 2006 and 2005
(Dollars in Millions)

	Quarter Ended		Six Months Ended
	June	June	June	June
	2006	2005	2006	2005
EBITDA	$278.8	$215.8	$538.2	$381.7
Depreciation, Depletion and Amortization	91.5	79.3	172.4	155.2
Asset Retirement Obligation Expense	11.6	7.2	18.9	16.4
Interest Income	(1.5)	(1.8)	(4.1)	(3.2)
Interest Expense	25.3	25.2	52.7	50.8
Income Tax Provision (Benefit)	(3.3)	10.1	8.2	14.6
Minority Interests	1.8	0.5	6.4	0.8

Net Income	$153.4	$95.3	$283.7	$147.1

Reconciliation of EBITDA to Net Income — 2006 Targets (Unaudited)
(Dollars in Millions, Except Per Share Data)

	Quarter Ended September 30, 2006		Year Ended December 31, 2006
	Targeted Results		Targeted Results
	Low	High	Low	High
EBITDA	$250	$300	$1,050	$1,150
Depreciation, Depletion and Amortization	100	101	366	370
Asset Retirement Obligation Expense	10	9	36	35
Interest Income	(2)	(3)	(9)	(11)
Interest Expense	29	27	105	104
Income Tax Provision (Benefit)	16	14	2	(12)
Minority Interests	2	3	11	9

Net Income	$95	$149	$539	$655

Diluted Earnings Per Share	$0.35	$0.55	$2.00	$2.43

This information is intended to be reviewed in conjunction with the company’s filings with the Securities and Exchange Commission.